News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: mbazinet@terex.com	Email: tgelston@terex.com

OREN G. SHAFFER JOINS TEREX CORPORATION BOARD OF DIRECTORS

WESTPORT, CT, March 7, 2007 – Oren G. Shaffer has been appointed to the Terex Corporation (NYSE:TEX) Board of Directors, the company announced today.

Shaffer, 64, is vice chairman and chief financial officer, Qwest Communications International, Inc. Qwest provides local telecommunications and related services, long-distance services and wireless, data and video services within a 14-state region of the United States.

“Oren Shaffer has both broad financial skills and demonstrated operational expertise,” said Ronald M. DeFeo, Terex chairman and chief executive officer. ”We look forward to his contribution to board decision making as Terex continues its transformation toward becoming a superb operating company.”

Prior to joining Qwest in 2002, Shaffer was president and chief operating officer of Sorrento Networks Inc. From 1994 to 2000, he was chief financial officer, Ameritech Corporation. He was president, Virgo Cap, a private equity firm from 1992 to 1994. Shaffer began his corporate career in 1968 in the financial training program at Goodyear Tire and Rubber Company. In his 24 years at Goodyear, he steadily rose through the managerial and executive ranks, serving in a number of international and North American assignments culminating in his service as executive vice president, chief financial officer and member of the Board of Directors from 1987 to 1992.

Shaffer holds a Master of Science degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a Bachelor of Science degree in finance and business administration from the University of California, Berkeley. He is a U.S. Army veteran and worked in the White House Communications Agency on a civilian basis.

Terex Corporation is a diversified global manufacturer with 2006 net sales of approximately $7.6 billion. Terex operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880